Exhibit 99.B(h)(8)(a)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

Among

LINCOLN NATIONAL LIFE INSURANCE COMPANY,

FIRST TRUST VARIABLE INSURANCE TRUST,

and

FIRST TRUST PORTFOLIOS, L.P.

THIS SECOND AMENDMENT TO THE AGREEMENT, made and entered into as of this 29th day of March, 2023, by and between Lincoln National Life Insurance Company, an Indiana life insurance company; First Trust Variable Insurance Trust, a business trust organized under the laws of Massachusetts; and First Trust Portfolios, L.P., an Illinois limited partnership (each a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Participation Agreement dated March 17, 2014, as amended on May 13, 2020 (the “Agreement”); and,

WHEREAS, the Parties agree to amend Schedule B as follows: Schedule B of the Agreement shall be deleted and replaced with the attached Schedule B.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

LINCOLN NATIONAL LIFE INSURANCE COMPANY

By its authorized officer,

By: /s/ Benjamin Richer
Name:	Benjamin Richer

Title:	SVP, Head of Funds Management

FIRST TRUST VARIABLE INSURANCE TRUST

By its authorized officer,

By: /s/ James M. Dykas

Name:	James M. Dykas

Title:	President

FIRST TRUST PORTFOLIOS, L.P.

By its authorized officer,

By: /s/ James M. Dykas

Name:	James M. Dykas

Title:	Chief Financial Officer

SCHEDULE B

Designated Portfolios

All series of the First Trust Variable Insurance Trust upon the effective date of each such series